Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of KongZhong Corporation, its subsidiaries and variable interest entities (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 16, 2014, appearing in the Annual Report on Form 20-F of KongZhong Corporation for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
May 9, 2014